Exhibit 99.1

CATC Announces the Resignation of President and CEO Jean-Louis Gassée;
Appointment of Dan Wilnai as Interim CEO

SANTA CLARA, Calif., Oct. 1. /PRNewswire-FirstCall/—Computer Access Technology Corporation (“CATC”) (Nasdaq: CATZ—News) today announced that Jean-Louis Gassée, President, Chief Executive Officer and member of the Board of CATC, has resigned to pursue other interests. Planning for a smooth transition, Dan Wilnai, Chairman of the Board of CATC, has been appointed to manage the company as its interim CEO while the company completes its search for a permanent successor. Prior to his retirement in January, 2002, Wilnai, 60, co-founded CATC in 1992 with Peretz Tzarnotzky, CATC’s Executive Vice President Engineering, and led the company through its initial public offering in November 2000.

About CATC

CATC, a communication protocol expert company, provides advanced verification systems and connectivity products for existing and emerging digital communications standards such as USB, IEEE 1394, Bluetooth wireless technology, InfiniBand, Serial ATA, SCSI and Ethernet. CATC products are used by semiconductor, device, system and software companies at each phase of their products’ lifecycles from development through production and market deployment. CATC verification systems consist of development and production products that accurately monitor communications traffic and diagnose operational problems to ensure standards compliance and interoperability as well as assist system manufacturers to download software onto new computers. CATC connectivity products enable reliable, uninterrupted service for broadband Internet access. CATC was founded in 1992 and is headquartered in Santa Clara, California. CATC can be found on the web at http://www.catc.com/ .

Regarding Forward-Looking Statements

This press release may contain forward-looking statements based on CATC’s current expectations, such as availability of product, market acceptance and competition, management capability and experience, levels of growth, profitability and shareholder value. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, such as CATC’s production of new products, market acceptance of its products, competitive pressures, management performance, success of growth, profitability and increased shareholder value. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in CATC’s Annual Report on Form 10K, filed March 28, 2002, its most recent Form 10-Q filed on August 14, 2002 and subsequent filings CATC may make with the SEC, as amended, which can be viewed at the Securities and Exchange Commission’s website at http://www.sec.gov/ .